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EXHIBIT 11
----------

                    ROYAL APPLIANCE MFG. CO. AND SUBSIDIARIES

                                    FORM 10-Q

                 COMPUTATION OF EARNINGS (LOSS) PER COMMON SHARE
                                   (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                Three Months              Nine Months
                                                           Ended September 30,        Ended September 30
                                                          ---------------------      ---------------------
                                                            1996         1995          1996         1995
                                                          --------     --------      --------     --------
Net income (loss) applicable to
common shares (A)                                         $  3,151     $(12,279)     $  4,811     $(16,545)
                                                          ========     ========      ========     ========

Primary:
  Weighted average common shares
     outstanding for the period                             24,002       23,999        24,004       23,999

Dilutive stock options -
  based on the treasury stock
  method using average market
  price                                                        269         --             181         --
                                                          --------     --------      --------     --------

TOTALS                                                      24,271       23,999        24,185       23,999
                                                          ========     ========      ========     ========

Fully diluted:
  Weighted average shares outstanding                       24,002       23,999        24,004       23,999
Dilutive stock options -
  based on the treasury stock
  method using the period-ended
  market price if higher than
  the average market price                                     331         --             304         --
                                                          --------     --------      --------     --------

TOTALS                                                      24,333       23,999        24,308       23,999
                                                          ========     ========      ========     ========

Income (loss) per common and common equivalent share:

  Primary                                                 $    .13     $   (.51)     $    .20     $   (.69)

  Fully diluted (B)                                       $    .13     $   (.51)     $    .20     $   (.69)


(A) Prior period amount has been restated to reflect a change in the valuation method of accounting for inventory from the LIFO method to the FIFO method.

(B) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required for statement of operations presentation because it results in dilution of less than 3 percent.


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